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Exhibit (1)(c)    Board Resolution of the Board of Directors authorizing the change in name of certain investment subdivisions

                          UNANIMOUS WRITTEN CONSENT OF
                            THE BOARD OF DIRECTORS OF
                  GE CAPITAL LIFE ASSURANCE COMPANY OF NEW YORK

The undersigned, being the duly appointed Directors of GE Capital Life Assurance Company of New York (the "Company"), hereby take the following action by unanimous written consent in lieu of a meeting pursuant to Section 708 of the New York Business Corporation Law;

WHEREAS, The Board of Directors of the Company, pursuant to the Provisions of
Section 4240 of the New York Insurance Law, adopted a resolution establishing GE Capital Life Separate Account II (the "Separate Account") on April 1, 1996, and

WHEREAS, Oppenheimer Variable Account Funds and Goldman Sachs Asset Management, Inc. have changed the names of some of their portfolios, and it is necessary to change the names of the corresponding Investment Subdivisions to reflect these changes.

NOW, THEREFORE, BE IT RESOLVED, That Oppenheimer Growth Fund is now known as Oppenheimer Capital Appreciation Fund/VA. Oppenheimer Aggressive Growth Fund is now known as Oppenheimer Aggressive Growth Fund/VA. Oppenheimer Multiple Strategies Fund is now known as Oppenheimer Multiple Strategies Fund/VA. Oppenheimer High Income Fund is now known as Oppenheimer High Income Fund/VA. Oppenheimer Bond Fund is now known as Oppenheimer Bond Fund/VA. Additionally, Goldman-Sachs Mid Cap Equity Fund is now known as Goldman-Sachs Mid Cap Value Fund.

Each investment subdivision invest in shares of a single mutual fund portfolio as set forth below:

  INVESTMENT SUBDIVISIONS:      TO BE INVESTED IN:

                                Oppenheimer Variable Account Funds
OPP High Income /VA                Oppenheimer High Income Fund/VA
OPP Bond/VA                        Oppenheimer Bond Fund/VA
OPP Aggressive Growth/VA           Oppenheimer Aggressive Growth Fund/VA
OPP Capital Appreciation/VA        Oppenheimer Capital Appreciation Fund/VA
OPP Multiple Strategies/VA         Oppenheimer Multiple Strategies Fund/VA

                                Goldman Sachs Asset Management, Inc.
GSF MidCap Value                   Goldman Sachs MidCap Value Fund


FURTHER RESOLVED, That the President, or any Senior Vice President, and each of them, with full power to act without the others, are hereby severally authorized to execute whatever agreement or agreements may be necessary to enable such investments to be made, and the Board of Directors hereby ratifies the action of any such officer in executing any such agreement prior to the date of these resolutions; and

FURTHER RESOLVED, That the President or any Senior Vice President, and each of them, with full power to act without the others, are hereby severally authorized to execute and deliver such other documents and do such acts and things as each of any of item may deem necessary or desirable to carry out the foregoing resolutions and the intent and purposes thereof.

FURTHER RESOLVED, That these resolutions shall take effect as of May 1, 1999.